Exhibit 23.1

CORBIN & COMPANY LLP
Certified Public Accountants and Business Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Left Behind Games, Inc. (the “Company”) on Form S-8 of our report dated June 22, 2006, relating to the consolidated financial statements of the Company as of March 31, 2006 and 2005 and for the periods ended March 31, 2006, which report is included in the Company’s annual report on Form 10-KSB, as filed with the Securities and Exchange Commission on July 11, 2006.

CORBIN & COMPANY, LLP

Irvine, California
January 16, 2007

2603 Main Street, Suite 600 s Irvine, California 92614
s Tel: (949) 756-2120 s Fax: (949) 756-9110